Exhibits 5.1 and 23.2

       Charles F. Hertlein, Jr.

           (513) 9778315

December 16, 2013

The Standard Register Company

600 Albany Street

Dayton, Ohio 45417

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-3, prescribed pursuant to the Securities Act of 1933, to be filed by The Standard Register Company (the “Company”) with the Securities and Exchange Commission on or about December 16, 2013, under which 3,679,389 shares of the Company’s Common Stock, $1.00 par value, (“Common Stock”) are to be registered.

We hereby consent to the filing of this opinion as Exhibits 5.1 and 23.2 to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company’s Articles of Incorporation and Regulations and the record of proceedings of the stockholders and directors of the Company.

Based upon the foregoing, we are of the opinion that:

1.

The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

2.

When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and up to 3,679,389 shares of Company Common Stock have been issued and sold upon the terms set forth in the Registration Statement, such shares will be legally and validly issued and outstanding, fullypaid and nonassessable.

Very truly yours,

DINSMORE & SHOHL LLP

/s/Charles F. Hertlein, Jr.

Charles F. Hertlein, Jr.